April 28, 2017

Westcore Trust
370 17th Street, Suite 5000
Denver, CO 80202

Re:	Westcore Trust
1933 Act File No. 002-75677 - Post-Effective Amendment No. 96 and
1940 Act File No. 811-03373 - Post-Effective Amendment No. 97
as filed with the Commission on April 28, 2017

Ladies and Gentlemen:

We have acted as counsel for Westcore Trust, a Massachusetts business trust (the “Trust”), in connection with the registration by the Trust of shares of beneficial interest, no par value (the “Shares”), of the classes (the “Classes”) of the funds listed on Exhibit A attached hereto (the “Funds”), each a series of the Trust, described in the above-referenced filing (the “Registration Statement”).

The Trust is authorized to issue an unlimited number of shares of beneficial interest. The Board of Trustees of the Trust (the “Board of Trustees”) has the power to classify and reclassify any unissued shares of beneficial interest into one or more classes of shares and to classify or reclassify any class of shares into one or more series of shares. You have asked for our opinion on certain matters relating to the Shares. The Board of Trustees has previously authorized the issuance of the Shares to the public.

We have reviewed: (i) the Trust’s Amended and Restated Declaration of Trust, as amended (the “Declaration of Trust”); (ii) its Amended and Restated Code of Regulations (the “Bylaws” and together with the Declaration of Trust, the “Governing Documents”); (iii) resolutions adopted by its Board of Trustees (the “Resolutions”); (iv) certificates of public officials; (v) a printer’s proof of the Registration Statement dated April 26, 2017; and (vi) such other legal and factual matters as we have considered necessary.

This opinion is based exclusively on the laws of the Commonwealth of Massachusetts and the federal law of the United States of America. The opinions expressed in this opinion letter are based on the facts in existence and the laws in effect on the date hereof that are applicable to equity securities issued by open-end investment companies. We are not opining on, and we assume no responsibility for, the applicability to or effect on any of the matters covered herein of any other laws.

We have also assumed the following for this opinion:

Westcore Trust
 April 28, 2017

1.   The Governing Documents and the Resolutions authorizing the issuance of the Shares have not been amended, modified, or withdrawn and will be in full force and effect on the date of the issuance of the Shares.

2.   The Shares have been, and will continue to be, issued in accordance with the Trust’s Governing Documents, and the Resolutions relating to the creation, authorization and issuance of the Shares.

3.   The Shares have been, or will be, issued against consideration therefor as described in the Trust’s prospectuses relating thereto, and that such consideration was, or will be, per share in each case at least equal to the applicable net asset value.

4.   Each document submitted to us is accurate and complete, the signatures on all originals documents are genuine, all documents submitted to us as originals are authentic, all documents submitted to us as facsimile, electronic, certified, conformed or photostatic copies thereof conform to the original, and all documents are duly executed and delivered where due execution and delivery are prerequisites of the effectiveness thereof.

5.   Any and all conditions established by resolution of the Board to the authorization and issuance of the Shares will have been satisfied in full prior to, and in respect of, such issuance.

6.   All appropriate action has been taken to register or qualify the sale of the Shares under any applicable state and federal laws regulating offerings and sales of securities.

7.   All natural persons identified to us have legal capacity, and persons identified to us as officers of the Trust are actually serving in such capacity, and the representations of officers of the Trust are correct as to matters of fact.

8.   All applicable securities laws will be complied with and the Registration Statement with respect to the offering of the Shares will be effective.

9.   The Registration Statement, as filed with the Securities and Exchange Commission, will be in substantially the form of the proof referred to above.

10.   The Trust is in compliance with the 1940 Act and such other laws and regulations.

We have not independently verified any of these assumptions.

Based on the foregoing, it is our opinion that: (i) the Shares have been duly authorized and, when sold as contemplated in the Registration Statement, including receipt by the Trust of full payment for the Shares and compliance with the Securities Act of 1933, the Investment Company Act of 1940 and applicable state law regulating the offer and sale of securities, will be validly issued Shares of the Trust; and (ii) purchasers of the Shares will not have any obligation to make payments to the Trust or its creditors (other than the purchase price for the Shares) or contributions to the Trust or its creditors solely by reason of the purchasers’ ownership of the Shares.

Westcore Trust
 April 28, 2017

Under Massachusetts law, shareholders of a Massachusetts business trust could, under certain circumstances, be held personally liable for the obligations of the trust. However, the Declaration of Trust disclaims shareholder liability for acts or obligations of the Trust and requires that notice of such disclaimer be given in each note, bond, contract, order or other undertaking issued by or on behalf of the Trust or the Trustees relating to the Trust or any class of shares of beneficial interest of the Trust. The Declaration of Trust provides for indemnification out of the assets of the particular class of shares for all losses and expenses of any shareholder of that class held personally liable solely by reason of his being or having been a shareholder. Thus, the risk of a shareholder’s incurring financial loss on account of shareholder liability is limited to circumstances in which that class of shares itself would be unable to meet its obligations.

We hereby consent to all references to this firm in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission issued thereunder.

Very truly yours,

/s/ Davis Graham & Stubbs LLP
DAVIS GRAHAM & STUBBS LLP

Exhibit A

List of Funds

Classes
Funds	Fund Designation	Retail Class	Institutional Class
Westcore Colorado Tax-Exempt Fund	“S”	Yes	Yes
Westcore Flexible Income Fund	“G”	Yes	Yes
Westcore Global Large-Cap Dividend Fund	“I”	Yes	Yes
Westcore International Small-Cap Fund	“CC”	Yes	Yes
Westcore Large-Cap Dividend Fund	“J”	Yes	Yes
Westcore Micro-Cap Opportunity Fund	“GG”	Yes	No
Westcore Mid-Cap Value Dividend Fund	“Z”	Yes	Yes
Westcore Mid-Cap Value Dividend Fund II	“B”	Yes	Yes
Westcore Municipal Opportunities Fund	“JJ”	Yes	Yes
Westcore Plus Bond Fund	“H”	Yes	Yes
Westcore Small-Cap Growth Fund	“HH”	Yes	Yes
Westcore Small-Cap Growth Fund II	“BB”	No	Yes
Westcore Small-Cap Value Dividend Fund	“FF”	Yes	Yes
Westcore Smid-Cap Value Dividend Fund	“KK”	Yes	Yes